Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Announces New $400 million

Revolving Credit Facility and Amendment to $450 million

Accounts Receivable Facility

PITTSBURGH, August 23, 2011 /PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that its wholly-owned operating subsidiary WESCO Distribution, Inc. (“WESCO Distribution”), together with certain other subsidiaries, has entered into a new senior secured revolving credit facility (the “Revolving Credit Facility”) which replaces its previous secured revolving credit facility, and has amended its accounts receivable securitization facility (the “Accounts Receivable Facility”).

The following provisions are included in the new Revolving Credit Facility:

•	The aggregate commitment amount is $400 million with an accordion feature allowing up to $100 million in the aggregate.

•	The term is five years with a maturity date of August 22, 2016.

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The applicable interest rate is determined in accordance with a pricing grid providing for interest rates based on available borrowing capacity. Interest rate spreads range from 1.50% to 2.00% for LIBOR-based borrowings, compared to 2.25% to 2.875% under the previous facility.

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WESCO International is permitted to pay dividends, repurchase common stock or repurchase indebtedness without limitation so long as pro forma combined availability under the Revolving Credit Facility and the Accounts Receivable Facility exceeds $125 million and the adjusted fixed charge ratio (as calculated under the Revolving Credit Facility) is not less than 1.1 to 1.0.

The Accounts Receivable Facility amendment includes the following changes:

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The current aggregate commitment amount remains unchanged at $450 million, but the Accounts Receivable Facility now includes an accordion feature providing for increases of up to $100 million in the aggregate.

•	The term is three years with a maturity date of August 22, 2014.

•	The interest rate spread and commitment fee are reduced from 1.75% to 1.10% and from 0.75% to 0.55%, respectively.

Richard Heyse, WESCO’s Vice President and Chief Financial Officer stated, “The new revolver and amended accounts receivable facility provide long-term, low cost access to bank funded capital. These facilities support our strategy of maintaining ample liquidity to fund our working capital requirements, growth initiatives and future acquisitions. In addition, these two facilities further strengthen our efficient, low cost, capital structure.”

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) products, construction materials, and advanced supply chain management and logistics services. 2010 annual sales were approximately $5.1 billion. The Company employs approximately 6,800 people, maintains relationships with over 17,000 suppliers, and serves over 100,000 customers worldwide. Customers include industrial and commercial businesses, contractors, governmental agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and over 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Richard Heyse, Vice President & Chief Financial Officer

WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566

http://www.wesco.com